UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2019, Guardion Health Sciences, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of (i) 22,800,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), (ii) pre-funded warrants exercisable for 1,700,000 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) Series B warrants to purchase up to an aggregate of 24,500,000 shares of Common Stock (the “Series B Warrants”). The Offering was conducted pursuant to an Underwriting Agreement, dated October 28, 2019 by and between the Company and Maxim Group LLC and WallachBeth Capital, LLC, acting as the representatives (the “Representatives”) of the several underwriters named therein (the “Underwriting Agreement”).

The public offering price was $0.332 per share of Common Stock and $0.01 per accompanying Series B Warrant. Each Series B Warrant sold with the shares of Common Stock represents the right to purchase one share of Common Stock at an exercise price of $0.342 per share. Currently, the Company does not have a sufficient number of authorized shares of Common Stock to cover the shares of Common Stock issuable upon the exercise of the Series B Warrants. As a result, the Series B Warrants will become exercisable only after the Company effectuates an amendment to its Charter to either (i) increase the number of authorized shares of common stock or (ii) implement a reverse stock split with respect to the shares of common stock (either, a “Charter Amendment”). The Series B Warrants are exercisable any time up to the date that is five years after the Charter Amendment is effectuated. There can be no assurances that the Company’s stockholders will approve a Charter Amendment, and therefore, the Series B Warrants may never become exercisable.

The public offering was $0.322 per Pre-Funded Warrant and $0.01 per accompanying Series B Warrant. The Pre-Funded Warrants were sold to purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding Common Stock immediately following the consummation of the Offering, in lieu of shares of Common Stock. Each Pre-Funded Warrant represented the right to purchase one share of Common Stock at an exercise price of $0.01 per share. The Pre-Funded Warrants were exercised on October 30, 2019 upon which the Company issued 1,700,000 shares of Common Stock. The shares of Common Stock, Pre-Funded Warrants and Series B Warrants were issued separately and are immediately separable upon issuance.

On October 30, 2019, the Company entered into a Warrant Agreement with VStock Transfer, LLC (“VStock”), appointing VStock as Warrant Agent for the Series B Warrants for purposes of the Offering (the “Warrant Agreement”). A registration statement on Form S-1 (File No. 333-234322) (the “Registration Statement”) relating to the Offering was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 25, 2019, and was declared effective on October 28, 2019. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Pre-Funded Warrants or Series B Warrants, were approximately $8.4 million.

The Underwriting Agreement, the Warrant Agreement (including the form of Series B Warrant) and Pre-Funded Warrant are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement, the Warrant Agreement, the Series B Warrants and the Pre-Funded Warrants are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On October 28, 2019, the Company issued a press release announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1. On October 30, 2019, the Company issued a press release announcing the closing of the Offering, a copy of which is filed as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated October 28, 2019 between the Company and the Representatives
4.1	Form of Pre-Funded Warrant
10.1	Warrant Agreement, including form of Series B Warrant, made as of October 30, 2019, between the Company and VStock
99.1	Press Release dated October 28, 2019
99.2	Press Release dated October 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.

By:	/s/ MICHAEL FAVISH
Name:	Michael Favish
Title:	Chief Executive Officer

Date: October 31, 2019